EXHIBIT 99.1

May 2, 2005

Mr. Brian Hillery, Vice President

Wellington Management Co., LLP

75 State Street

Boston, MA 02109

Dear Brian:

Pursuant to a meeting held on Friday, April 29, 2005, the Compensation Committee of the Board of the Company has agreed to the following commitments with respect to the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan (the “Plan”), submitted for shareholder approval with the 2005 Proxy Statement:

1.	The Company would not grant awards covering more than 2,125,000 shares under the Plan during the five-year period beginning with the Annual Meeting of Shareholders on May 3, 2005.

2.	The Company would not grant awards covering more than 550,000 shares in any one calendar year under such Plan, not to exceed 2,125,000 shares in the aggregate.

3.	Further, the Company would not reprice any options under such Plan, unless such repricing was authorized by a majority vote of the shareholders.

The Committee will abide by these commitments until such time as the Committee returns to the shareholders for approval of a new plan.

Upon delivery of this letter, we will also be filing the same on Form 8-K, putting all other shareholders on notice of our intent.

We would appreciate your consideration of these commitments as you determine to vote your shares prior to the Annual Meeting scheduled for 1:00 p.m. Rockford Time on May 3, 2005.

Sincerely,

/s/ James S. Waddell
James S. Waddell, Secretary
AMCORE Financial, Inc.

Copy: Paul Donovan, Chairman, Compensation Committee

           Ken Edge, Chairman of the Board